Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Nos. 333-122438, 333-136867, 333-141621, 333-172059, 333-176902, 333-186266, 333-213222 and 333-214895) on Form S-8 of American Woodmark Corporation of our report dated February 16, 2015, relating to the consolidated financial statements of RSI Home Products Inc., appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Irvine, California

February 7, 2018